OPHTHALMIC IMAGING SYSTEMS

221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

CONTACTS:
GIL ALLON, CEO
ARIEL SHENHAR, CFO
(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Strategic Communications
212-896-1215 / 212-896-1250

OIS AUTHORIZES BUYBACK OF UP TO 1,000,000 SHARES OF COMMON STOCK

SACRAMENTO, Calif., April 7, 2008 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI) today announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company's common stock.

"We believe the current value the market has placed on our common stock does not accurately reflect the value of our business," stated Gil Allon, Chief Executive Officer of OIS. "At this time there are several exciting initiatives underway, which we believe will enhance our business and drive future growth. This includes the acquisition of a proprietary informatics platform and simultaneous launch of a new subsidiary, Abraxas Medical Solutions. Through Abraxas, OIS will develop and market informatics solutions for physician clinics in a wider variety of specialties. Our long-term business performance and share repurchase program illustrate our commitment to increasing shareholder value."

OIS' repurchase of common stock may be made from time to time in open market transactions and in block trades. The timing for repurchasing shares will be determined by the Company's broker based on its evaluation of market conditions and other factors. Additionally, the repurchases may be made pursuant to a 10b5-1 plan which would allow the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or possession of material non-public information. All repurchases of common stock will be conducted in compliance with Rule 10b-18, which prescribes price, volume and procedural requirements for an issuer purchasing its shares.

The repurchase program does not require the Company to acquire a specific number of shares. OIS' Board of Directors may amend, suspend or terminate the repurchase program at any time and will reevaluate the program after the first $100,000 is invested. The share repurchases will be funded from the Company's working capital. Any shares that are repurchased under the program will be returned to the state of authorized but unissued shares of common stock.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision,

co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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